Exhibit 99.1
Tredegar Announces Initiation of Process for Pension Plan Termination and Settlement
RICHMOND, VA--(BUSINESS WIRE)--2/10/22--Tredegar Corporation (NYSE:TG, also “Tredegar” or the “Company”) today announced that the Company’s Board of Directors has adopted a resolution to terminate its frozen defined benefit pension plan. The termination and settlement process, which preserves retirement benefits due to participants but changes the ultimate payor of such benefits, is expected to take up to 24 months to complete, subject to receipt of customary regulatory approvals. In connection therewith, on February 9, 2022, the Company borrowed funds under its revolving credit agreement to contribute $50 million to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The Company expects to realize income tax benefits on the Special Contribution of approximately $11 million. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
As of December 31, 2021 (and before the Special Contribution), the estimated, unaudited pension plan underfunding under U.S. generally accepted accounting principles (“GAAP”) was $69 million, comprised of investments at fair value of $245 million and a projected benefit obligation (“PBO”) of $314 million. The ultimate settlement benefit obligation may differ from the PBO depending on market factors for buyers of pension obligations at time of settlement. Pension expense is projected to be approximately $14 million under GAAP in 2022 and zero for calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios. The Company estimates that, with the Special Contribution, there will be no required minimum contributions to the pension plan until final settlement.
The Company reported total debt and cash and cash equivalents as of September 30, 2021 of $127 million and $30.3 million, respectively. On December 28, 2021, the Company announced that it had received $47.1 million from the sale of its ownership interest in kaleo, Inc. The Company’s revolving credit agreement allows borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x Credit EBITDA, as defined under the revolving credit agreement for the trailing four quarters. The Company reported a leverage ratio of 1.32x as of September 30, 2021.
The estimated, unaudited financial data as of December 31, 2021 above remains subject to audit, review or other procedures by the Company’s independent registered public accounting firm. As a result, actual results may differ from the estimated, unaudited financial results shown above and will not be publicly available until the Company reports its fourth quarter and full year 2021 results.
Tredegar is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2020 sales from continuing operations of $755 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When Tredegar uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on Tredegar's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that Tredegar's actual results and financial condition may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual future contributions by the Company to settle the pension plan to differ from expectations include, without limitation, the change in the values of pension plan assets and liabilities up through initiating hedging activities to fix underfunding amounts and assumptions thereafter relating to differences between the ultimate settlement benefit obligation and the PBO, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com